UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                                    FORM 12b-25

                            NOTIFICATION OF LATE FILING


(Check One):
[_] Form 10-K [_] Form 20-F [_] Form 11-K [X] Form 10-Q [_] Form N-SAR

                      For Period Ended: September 30, 2007
                      [_] Transition Report on Form 10-K
                      [_] Transition Report on Form 20-F
                      [_] Transition Report on Form 11-K
                      [_] Transition Report on Form 10-Q
                      [_] Transition Report on Form N-SAR

                      For the Transition Period Ended:
                                                       -------------------------

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Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A

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PART 1 - REGISTRANT INFORMATION
================================================================================

Full Name of Registrant: Eternal Energy Corp.
                         ---------------------

Former Name if Applicable:
                          ---------------------------------------------

Address of Principal Executive Office

                        2549 West Main Street, Suite 202
                            ------------------------
                                Street and Number

                            Littleton, Colorado 80120
                            ------------------------
                            City, State and Zip Code


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PART II - RULES 12B-25(b) AND (c)
================================================================================

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to RULE 12b-25(b), the following should be completed. (Check box if appropriate)

|X|   (a)   The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
      (b)   The subject annual report, semi-annual report, report on Form 10-K,
            Form 20-F, 11-K, N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date;
            or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
      (c)   The accountant's statement or other exhibit required by RULE
            12b-25(c) has been attached if applicable.

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PART III - NARRATIVE
================================================================================

      State below in reasonable detail the reasons why the Form 10-K and Form 10-KSB, 11-K, 20-F, Form 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period. (Attach extra sheets if needed)

      The Quarterly Report on Form 10-QSB for the period ended September 30, 2007, could not be filed within the prescribed period because our internal accounting staff and outside independent auditors require additional time to conclude their preparation and review, respectively, of our financial statements and we will need additional time to prepare the related Item 2 disclosure of Management's Discussion and Analysis or Plan of Operation.

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PART IV - OTHER INFORMATION
================================================================================

(1) Name and telephone number of person to contact in regard to this notification

          Brad Colby              (303)                     798-5235
        -------------       -------------------        ------------------
           (Name)              (Area Code)             (Telephone Number)

(2) Have all other periodic reports required under Section 12 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If the answer is no, identify report(s).

            [X] Yes               [_] No


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(3)   Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

            [_] Yes               [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                              Eternal Energy Corp.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

      Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 14, 2007                   By: /s/ BRAD COLBY
                                           ----------------------------
                                           BRAD COLBY
                                           President and Chief Executive Officer


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